Exhibit 5.1

INVESTMENT LAW GROUP

OF DAVIS GILLETT MOTTERN & SIMS, LLC

545 Dutch Valley Road, N.E., Suite A

Atlanta, Georgia 30324

___________________

Telephone: (404) 607-6933	Email: bmottern@investmentlawgroup.com	Facsimile: (888) 719-4838

March 29, 2019

3PEA International, Inc.

Mark Newcomer, Chief Executive Officer

1700 W. Horizon Ridge Parkway, Suite 200,

Henderson, Nevada 89012

Dear Mr. Newcomer:

We have acted as counsel to 3PEA International, a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and resale from time to time by the selling stockholders identified in the Prospectus constituting a part of the Registration Statement of an aggregate of up to 5,450,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, which have been authorized for issuance. Of the shares described in the Prospectus, (a) 1,800,000 of the Shares have been issued as of the date of this letter, (b) 3,650,000 of the Shares are issuable pursuant to restricted stock grants in the event certain vesting conditions are satisfied. The Shares described in subparagraph (a) above are referred to herein as the “Issued Shares”, and the Shares described in subparagraph (b) above are referred to herein as the “Contingent Shares.” The restricted stock grant agreements relating to the Shares are referred to herein as the “Stock Agreements.”

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, (iii) the Stock Agreements, and (iv) certain resolutions adopted by the Board of Directors of the Company.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined.  As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued, fully paid and non-assessable, (ii) the Stock Agreements have been duly authorized and have been duly validly issued, and are binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and (iii) the Contingent Shares have been duly authorized and reserved for issuance pursuant to the terms of the Stock Agreements and, when issued and delivered pursuant to the Stock Agreements against payment or performance of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Georgia.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of Nevada and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

Davis Gillett Mottern & Sims, LLC

/s/Robert J. Mottern